EXHIBIT 99.1

CONTACT: Gar Jackson Director of Investor Relations (714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES
FIRST QUARTER EARNINGS RESULTS
ANAHEIM, CA/May 22, 2008 — Pacific Sunwear of California, Inc.
(NASDAQ:PSUN) (the “Company”) today announced that total sales from continuing operations for the first quarter (13 weeks) of fiscal 2008 ended May 3, 2008, were $266.9 million versus total sales of $268.1 million from continuing operations for the first quarter (13 weeks) of fiscal 2007 ended May 5, 2007. Total Company same-store sales decreased one percent during the period.
The Company recorded a net loss from continuing operations of $12.0 million, or $0.17 per diluted share, for the first quarter of fiscal 2008 compared to a net loss of $0.3 million, or less than one cent per diluted share, for the first quarter of fiscal 2007. First quarter results for each period exclude the income statement impact of demo and One Thousand Steps due to their being designated as discontinued operations during the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007, respectively. First quarter results for fiscal 2008 include an after-tax asset impairment charge of $4.9 million, or $0.07 per diluted share, associated with the Company’s materials handling equipment in its closed Anaheim distribution center. Assuming all contingencies to closing are satisfied, the Company currently expects the previously announced sale of its Anaheim distribution center to be completed by the end of fiscal 2008.
“Although our first quarter was disappointing, we successfully accomplished four meaningful initiatives that position us well going forward. We completed the liquidation of our demo business; consolidated distribution activities to into our Olathe, Kansas Distribution Center; entered into an agreement to sell our Anaheim Distribution Center, and transitioned sneakers and fashion footwear from our PacSun stores”, commented Sally Frame Kasaks, Chief Executive Officer. “I am proud of the efforts undertaken by our team during this difficult period of transition. With these significant activities behind us, we are singularly focused on our core PacSun business and remain committed to our business strategy.”
Financial Outlook for Fiscal 2008
Given the difficult economic environment and the Company’s regional exposures to the challenging retail markets of California, Florida, Nevada and Arizona, the Company is revising its outlook for the second quarter and full year of fiscal 2008. Assuming same-store sales in the range of negative three percent to flat for the second quarter of fiscal 2008, the Company anticipates earnings from continuing operations of $0.03 to $0.08 per diluted share. Further, assuming flat same-store sales for the second half of fiscal 2008, the Company anticipates non-GAAP earnings from continuing operations for fiscal 2008 in the range of $0.59 to $0.64 cents per diluted share. This range excludes the previously noted asset impairment charge of $0.07 per diluted share incurred in the first quarter of
3450 East Miraloma Avenue    •   Anaheim, CA 92806    •   (714) 414-4000

fiscal 2008 and the anticipated gain of approximately $0.23 per diluted share from the sale of the Company’s closed Anaheim distribution center, which is currently expected to occur by the end of fiscal 2008. On a GAAP basis, after giving effect to the impairment charge and anticipated gain associated with the sale of the Anaheim distribution center, the Company anticipates earnings from continuing operations for fiscal 2008 in the range of $0.75 to $0.80 cents per diluted share. Further details concerning the Anaheim distribution center sale are part of the Company’s Form 8-K filed with the SEC on May 2, 2008.
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of May 3, 2008, the Company operated 820 PacSun stores and 122 PacSun Outlet stores for a total of 942 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 1:30 pm Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 47112660. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, May 22, 2009.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s earnings projections and same-store sales assumptions for the second quarter and full fiscal year of fiscal 2008 and the expected closing date and anticipated gain from the sale of the Company’s Anaheim distribution center. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such uncertainties which could adversely affect our business and results include, among others, the following factors: our assumption of same-store sales during the second quarter and full year of fiscal 2008 may be wrong and actual same-store sales may be higher or lower; changes in consumer demands and preferences may adversely affect our performance; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise, expansion and management of growth; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; reliance on foreign sources of production and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended February 2, 2008 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue    •   Anaheim, CA 92806    •   (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	First Quarter Ended
	05/03/08	05/05/07
Net sales	$266,867	$268,106
Gross margin	75,465	75,198
Selling, G&A expenses	95,812	76,705

Operating loss from continuing operations	(20,347)	(1,507)
Interest income, net	758	969

Loss from continuing operations before income taxes	(19,589)	(538)
Income tax benefit	(7,620)	(200)

Loss from continuing operations	(11,969)	(338)
Loss from discontinued operations, net of tax benefit	(25,133)	(4,720)

Net loss	$(37,102)	$(5,058)

Loss from continuing operations per share, basic	$(0.17)	$(0.00)

Loss from continuing operations per share, diluted	$(0.17)	$(0.00)

Net loss per share, basic	$(0.53)	$(0.07)

Net loss per share, diluted	$(0.53)	$(0.07)

Weighted average shares outstanding, basic	69,915,802	69,578,259

Weighted average shares outstanding, diluted	69,915,802	69,578,259

Note: All periods presented above exclude the income statement impact to continuing operations of demo and One Thousand Steps, which were designated as discontinued operations during the first quarter of fiscal 2008 and the fourth quarter of fiscal 2007, respectively. Continuing operations, as presented above, include the operations of the Company’s PacSun and PacSun Outlet stores only.
PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	05/03/08	02/02/08
ASSETS
Current assets:
Cash & cash equivalents	$42,645	$97,587
Inventories	167,508	170,182
Other current assets	87,808	52,818

Total current assets	297,961	320,587
Property and equipment, net	365,561	376,243
Other long-term assets	39,653	55,313

Total assets	$703,175	$752,143

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,711	$62,349
Other current liabilities	70,820	71,107

Total current liabilities	143,531	133,456
Deferred lease incentives	61,375	74,012
Deferred rent	25,261	27,669
Other long-term liabilities	35,190	33,661

Total liabilities	265,357	268,798
Total shareholder’s equity	437,818	483,345

Total liabilities and shareholders’ equity	$703,175	$752,143

3450 East Miraloma Avenue    •   Anaheim, CA 92806    •   (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FIRST QUARTER ENDED
	05/03/08	05/05/07
Cash flows from operating activities:
Net loss	$(37,102)	$(5,058)
Depreciation & amortization	21,647	18,736
Non-cash stock based compensation	1,289	1,536
Tax benefits related to exercise of stock options	(388)	98
Excess tax benefits related to stock-based compensation	26	(81)
Loss on disposal/impairment of property and equipment	9,190	464
Changes in operating assets and liabilities:
Inventories	2,674	(5,016)
Accounts payable and other current liabilities	11,436	(14,189)
Other assets and liabilities	(32,856)	(5,846)

Net cash used in operating activities	(24,084)	(9,356)

Cash flows from investing activities:
Purchases of short-term investments	—	(78,400)
Maturities of short-term investments	—	90,300
Capital expenditures	(21,525)	(32,358)

Net cash used in investing activities	(21,525)	(20,458)

Cash flows from financing activities:
Repurchases of common stock	(10,248)	—
Excess tax benefits related to stock-based compensation	(26)	81
Proceeds from exercise of stock options	944	579
Net repayments under long-term leases	(3)	(24)

Net cash (used in)/provided by financing activities	(9,333)	636

Net decrease in cash and cash equivalents	(54,942)	(29,178)
Cash and cash equivalents, beginning of period	97,587	52,267

Cash and cash equivalents, end of period	$42,645	$23,089

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	Fiscal 2008	Fiscal 2007
Stores open at beginning of fiscal year	1,107	1,199
Stores opened during the period	3	4
Stores closed during the period	(168)	(20)

Stores open at end of period	942	1,183
Note: Fiscal 2008 store closures include 153 demo stores. demo became a discontinued operation during the first quarter of fiscal 2008.

	05/03/08		05/05/07
		Square		Square
	# of	Footage	# of	Footage
	Stores	(000’s)	Stores	(000’s)

PacSun stores	820	3,104	845	3,176
Outlet stores	122	492	117	474
demo stores	—	—	212	600
One Thousand Steps stores	—	—	9	24

Total stores	942	3,596	1,183	4,274
3450 East Miraloma Avenue    •   Anaheim, CA 92806    •    (714) 414-4000